Exhibit 3.33

State of Delaware Secretary of State Division of Corporations Delivered 01:47 PM 12/01/2010 FILED 01: 37 PM 12/01/2010 SRV 101136106 - 3177486 FILE

STATE OF DELAWARE

CERTIFICATE OF CONVERSION OF

IDCO NOMINEES, INC.

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY COMPANY ACT

1. The date on which and the jurisdiction where IDCO Nominees, Inc. (the “Corporation”) was first formed is February 16, 2000 in the State of Delaware.

2. The jurisdiction of the Corporation immediately prior to filing this Certificate is the State of Delaware.

3. The name of the Corporation immediately prior to filing this Certificate is IDCO Nominees, Inc.

4. The name of the limited liability company into which the Corporation is to be converted as set forth in its Certificate of Formation is IDCO Nominees, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to a Limited Liability Company this 1st day of December, 2010.

IDCO NOMINEES, INC.

By:
Name: Raymond L. D’Arcy
Title: President